RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is made and entered into effective as of January 17, 2008 (the “Effective Date”), by and between Bristow Group Inc. (the “Company”) and Michael R. Suldo (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement dated effective as of June 1, 2005, as amended (the “Prior Agreement”);

WHEREAS, the Executive has expressed his desire to retire from employment with the Company and its affiliates;

WHEREAS, the parties mutually desire to arrange for the Executive’s retirement from employment with the Company and its affiliates at a future date under the terms herein set forth;

WHEREAS, in consideration of the mutual promises contained herein, the Executive voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Executive and the Company voluntarily and willingly desire to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retirement Date and Interim Employment.

(a) Employment Period and Retirement Date.  From and after the Effective Date, the Executive shall retain the position with the Company that the Executive held immediately prior to the Effective Date until the earlier to occur of (a) the Executive’s receipt of thirty (30) days prior written notice from the CEO of the Company specifying the effective date of the Executive’s retirement or (b) September 30, 2008 (whichever occurs first, the “Retirement Date”).  From the Effective Date until the Retirement Date (the “Employment Period”), the Executive shall continue to serve as a full-time employee of the Company subject to the terms of this Agreement.

(b) Duties and Compensation During the Employment Period.  During the Employment Period, the Executive shall continue the duties the Executive had, subject to the direction of the CEO of the Company, and receive the same compensation and benefits provided to the Executive, immediately prior to the Effective Date; provided, however, that, except as provided in Section 2(b) hereof, after the Effective Date the Executive shall not be eligible for any bonus or incentive awards not earned prior to the Effective Date.

(c) Retirement from Employment and Officer Positions.  By executing this Agreement, (i) the Executive hereby resigns any and all director or officer (or equivalent) positions he holds with the Company and any of its affiliates effective as of the Retirement Date, and (ii) the Executive hereby irrevocably agrees to retire from employment with the Company and its affiliates effective as of the Retirement Date.  The Executive agrees to take any and all further actions deemed necessary or advisable by the Company to accomplish such resignations and his retirement from employment as contemplated by this Section 1.

2. Retirement Benefits.  In consideration for the Executive’s execution of and compliance with this Agreement, and subject to the conditions set forth herein, the Company shall provide the consideration set forth below in this Section 2.

(a) Retirement Payment.  The Company shall pay $930,000.00 to the Executive on the date that is six (6) months after the Retirement Date.

(b) FYE 2008 Performance Bonus and Prorated Target Bonus for FYE 2009.  The Company shall pay the Executive a performance bonus for FYE 2008 in an amount determined in accordance with the Company’s policies and the plan criteria (the “2008 Bonus”).  The Company shall pay the 2008 Bonus at such time as such performance bonuses are paid to the Company’s other employees.  The Company also shall pay the Executive a prorated performance bonus for FYE 2009 (the “Prorated Bonus”).  The Prorated Bonus shall be an amount equal to $155,000.00 multiplied by the number of days after March 31, 2008 on which the Retirement Date occurs and divided by 365.  Such bonus shall be payable by the Company to the Executive on the date that is six (6) months after the Retirement Date.

(c) COBRA Reimbursement.  Until the earlier to occur of (i) the expiration of eighteen months after the Retirement Date, (ii) the date on which the Executive attains the age of 65, (iii) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan after the Retirement Date, or (iv) the death of the Executive, the Company shall, via proper COBRA election by the Executive, continue medical and dental benefits to the Executive (and, if applicable, to the spouse and dependents of the Executive who received such benefits under the Executive’s coverage immediately prior to the Retirement Date) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had the Executive remained actively employed, provided that Executive makes all required COBRA payments to the Company, and the Company shall immediately reimburse Executive for each such COBRA payment.

(d) Stock Options and Restricted Stock.  As of the Retirement Date, any stock options and restricted stock which are not vested shall immediately vest and become unrestricted.  The stock options held by the Executive that were exercisable on the Retirement Date may be exercised at any time until the earlier of (i) the 90th day following the Retirement Date and (ii) the expiration date of such stock options.

3. Other Benefits.  Subject to Section 1(b) hereof, the Executive’s benefits under the Company’s benefit plans shall be determined and paid in accordance with the terms of such plans.

4. Conditions to Company Obligations.

(a) Waiver and Release.  The Executive shall have until twenty-one (21) calendar days after the Retirement Date to consider whether to sign and return the Waiver and Release attached hereto as Exhibit A to the Company by first class mail or by hand delivery.  The Company’s obligations and the Executive’s rights under Section 2 hereof are subject to the binding execution by the Executive and delivery to the Company of the Waiver and Release (and expiration of the seven-day revocation period without revocation of the Waiver and Release), which must be executed and delivered to the Company during the period beginning on the Retirement Date and ending on the date that is twenty-one (21) calendar days after the Retirement Date.  Failure of the Executive to deliver the executed Waiver and Release to the Company during such 21-day period, or revocation of the Waiver and Release by the Executive during such 7-day revocation period, shall relieve the Company of its obligations under Section 2 hereof.

(b) Termination Prior to Retirement Date.  If during the Employment Period the Executive voluntarily terminates his employment with the Company or the Company terminates the Executive for Cause (as defined in the Prior Agreement), (i) the Executive shall not be eligible to receive any of the compensation or benefits described in Section 2 hereof or under the Prior Agreement and (ii) the Executive will be treated as having resigned or having been terminated for Cause (as applicable) as of the effective date of such resignation or termination for Cause for purposes of exercisability of outstanding option awards and vesting of restricted stock.  If the Executive does not voluntarily terminate his employment and the Company does not terminate the Executive for Cause during the Employment Period (or if a final judgment is entered finding that Cause did not exist for such termination by the Company), the Company will pay all benefits to the Executive under Section 2 hereof.

5. Release of Claims by the Executive.

(a) Release.  In exchange for the consideration offered to the Executive under this Agreement, which the Executive acknowledges provides consideration to which the Executive would not otherwise have an undisputed right to receive, the Executive, on his behalf and on behalf of his heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest, hereby IRREVOCABLY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES, to the fullest extent permitted by law, the Company, its affiliates and each of the their directors, officers, managers, employees, representatives, stockholders, predecessors, successors, assigns, agents and attorneys (and the agents, directors, officers, managers, employees, representatives and attorneys of the foregoing), and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees” and each a “Releasee”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, known or unknown, that the Executive now has, owns, or holds, or claims to have, own, or hold, or which the Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date that the Executive signs this Agreement, including, but not limited to, those claims arising out of or relating to (i) any agreement, commitment, contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or arrangement, whether written or oral, or any other relationship, involving the Executive and/or any Releasee, including, without limitation, the superseded Prior Agreement, (ii) breach of any express or implied contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, assault, battery, negligence, negligent or intentional infliction of emotional distress or mental suffering, false imprisonment, wrongful termination, wrongful demotion, wrongful failure to promote, wrongful deprivation of a career opportunity, discrimination (including disparate treatment and disparate impact), hostile work environment, sexual harassment, retaliation, any request to submit to a drug or polygraph test, and/or whistleblowing, whether said claim(s) are brought pursuant to laws of the United States or any other jurisdiction applicable to the Executive’s actions on behalf of the Company or any of its subsidiaries or affiliates, and (iii) any other matter (subject to Section 5(b) hereof).

(b) Claims Not Released.  Notwithstanding anything in this Agreement to the contrary, it is the express intention of the Executive and the Company that this Agreement shall not act as a release or waiver of (i) any rights of defense or indemnification which would be otherwise afforded to the Executive under the Certificate of Incorporation, Bylaws or similar governing documents of the Company or its affiliates, (ii) any rights of defense or indemnification which would be otherwise afforded to the Executive under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries, (iii) any rights of the Executive to benefits accrued under any Company benefit plan, (iv) any rights under this Agreement, and (v) such rights or claims as may arise after the date of this Agreement.

6. Restrictive Covenants.  The Executive recognizes and agrees that all of the businesses in which the Company is engaged are highly competitive and that the Company’s trade secrets and other confidential information, along with personal contacts, are of critical importance in securing and maintaining business prospects, in retaining the accounts and goodwill of present customers and protecting the business of the Company.

(a) Non-Disparagement.  The Executive agrees to refrain from any criticisms or disparaging comments about the Company or any of its affiliates (including any current or former officer, director or employee of the Company) and the Executive agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates; provided, however, that the foregoing shall not apply to or restrict in any way the communication of information by the Executive to any state or federal law enforcement agency so long as the Executive provides prior notice to the Company thereof, and the Executive will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.

(b) Confidentiality.  The Executive acknowledges that his employment with the Company has provided him with specialized knowledge which, if used in competition with the Company, or divulged to others, could cause serious harm to the Company.  Accordingly, the Executive will not at any time directly or indirectly, divulge, disclose, use or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matter specifically affecting or relating to the Company or the business of the Company.  While engaged as an employee of the Company, the Executive may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of the Executive’s duties as an employee of the Company, and the Executive may not make any use of any information of the Company after he is no longer an employee of the Company.  The Executive agrees to the foregoing without regard to whether all of the foregoing matters will be deemed confidential, material or important, it being stipulated by the parties that all information, whether written or otherwise, regarding the Company’s business, including, but not limited to, information regarding customers, customer lists, costs, prices, earnings, products, services, formulae, compositions, machines, equipment, apparatus, systems, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business plans and arrangements, and sources of supply, is prima facie presumed to be important, material and confidential information of the Company for the purposes of this Agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public.  Notwithstanding the foregoing, however, the confidentiality provisions hereof shall not apply to or restrict in any way the communication of information by the Executive to any state or federal law enforcement agency so long as the Executive provides prior notice to the Company thereof, and the Executive will not be in breach of the covenant contained above solely by reason of testimony which is compelled by process of law.  The Executive agrees that as of the Retirement Date he will return any Company-provided blackberry, laptop computer, keys, and all books, records, lists and other written, electronic, typed or printed materials, whether furnished by the Company or prepared by the Executive, which contain any information relating to the Company’s business, and the Executive agrees that he will neither make nor retain any copies of such materials after the Retirement Date, except to the extent approved in writing by the CEO of the Company.

(c) Non-Competition and Non-Solicitation.  The Executive acknowledges that his employment with the Company has in the past and will, of necessity, provide him with specialized knowledge which, if used in competition with the Company could cause serious harm to the Company.  Accordingly, the non-competition, non-solicitation and other provisions and covenants contained in Section 5 of the Prior Agreement (the “Non-Compete Provisions”) shall remain in full force and effect and are incorporated in this Section by reference.  The Executive agrees that, notwithstanding the termination of the Prior Agreement pursuant to this Agreement, the Executive will remain bound by and will comply in full with the Non-Compete Provisions.

(d) Remedies for Violation.  If the Executive violates any provision of this Section 6, the Executive agrees there shall be no obligation on the part of the Company to provide any payments or benefits described in this Agreement.  Without limiting the right of the Company to pursue all other legal and equitable rights available to them for violation of any of the obligations and covenants made by the Executive herein, it is expressly agreed that:

(i) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the provisions of this Section 6 are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52;

(ii) the consideration provided by the Company under this Agreement is not illusory;

(iii) the consideration given by the Company under the terms of the Prior Agreement, the receipt of which the Executive hereby acknowledges, gives rise to the Company’s interest in restraining and prohibiting the Executive from engaging in the unfair competition prohibited by this Section 6, and the Executive’s promise not to engage in the unfair competition prohibited by this Section 6 is designed to enforce the Executive’s consideration (or return promises), including, without limitation, the Executive’s promise to not use or disclose confidential information or trade secrets; and

(iv) the injury suffered by the Company by a violation of any obligation or covenant in this Section 6 will be difficult to calculate in damages in an action at law and cannot fully compensate the Company for any violation of any obligation or covenant in this Section 6, accordingly (A) the Company shall be entitled to injunctive relief to prevent violations thereof and to prevent the Executive from rendering any services to any person, firm or entity in breach of such obligation or covenant and to prevent the Executive from divulging any confidential information and (B) compliance with the Agreement is a condition precedent to the Company’s obligation to make payments of any nature to the Executive.

(e) Return of Consideration.  The Executive specifically recognizes and affirms that the non-competition obligations set out in this Section 6 are material and important terms of this Agreement, and the Executive further agrees that should any material part of the non-competition obligations described in this Section 6 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in a legal proceeding between the Executive and the Company and not reformed pursuant to Section 6(f), the Company shall be entitled to the immediate return and receipt from the Executive of all consideration described in Section 2 hereof, including interest on all such amounts paid to the Executive at the maximum lawful rate.

(f) Reformation of Scope.  If the provisions of this Section 6 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Executive and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law, and the determination of whether the Executive violated such obligation and covenant will be based solely on the limitation as reformed.

(g) Company and Affiliates.  As used in this Section 6, the term “Company” includes the Company and any affiliate of the Company.  As used in this Agreement, “affiliate” shall mean any entity controlled by, controlling or under common control with the Company.

7. Assistance with Legal Proceedings.  The Executive agrees that during the Employment Period and for a period of five (5) years after the Retirement Date, the Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company is then or may become involved, and shall cooperate in a timely manner with the Company, including but not limited to cooperation with its Board of Directors, officers, counsel, regulators and auditors, with respect to all internal investigations with respect to which the Executive may have relevant information; provided, however, that the parties agree to negotiate a reasonable rate of compensation for any such services that exceed eight hours per month, and the Company shall reimburse the Executive for all reasonable and necessary expenses he incurs in fulfilling his obligations under this Section 7.

8. Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

9. Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

10. Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Bristow Group Inc.
2000 W. Sam Houston Pkwy, Ste. 1700
Houston, Texas  77042
Attention:  General Counsel

To the Executive:

At the address most recently on file for the Executive at the Company at the time of such notice.

The Company and the Executive each agree to timely notify the other party of any changes to their respective addresses.  All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, upon acknowledgement or refusal of receipt by the Executive.

11. Source of Payments:  All cash payments provided in this Agreement will be paid from the general funds of the Company.  The Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and the Executive will have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.  Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind between the Company and the Executive or any other person.

12. Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.

13. Section 409A Compliance.  If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in an effort to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in an effort to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, without any diminution in the value of the payments or benefits to the Executive and, in the case of health and medical benefits, without any lapse in coverage.  Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden.

14. Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

15. Assignment.  The Executive shall not have any right to assign this Agreement or any of his rights hereunder, or to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts payable under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.  So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, by operation of law or otherwise.

16. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

17. Titles.  The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

18. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.  The parties hereto irrevocably agree to submit to the exclusive jurisdiction and venue of the Federal and state courts located in Harris County, Texas in any dispute or proceeding concerning this Agreement or the rights and obligations of the parties hereunder.  Notwithstanding the foregoing, the Company may seek enforcement of its rights under Section 6 hereof in any court with jurisdiction.

19. Entire Agreement.  This Agreement (i) constitutes the entire agreement of the parties with respect to the subject matter hereof, and (ii) expressly supersedes and terminates the Prior Agreement except for the Non-Compete Provisions thereof, which shall remain in full force and effect.  The Executive acknowledges that, upon execution and delivery of this Agreement by the Company and the Executive, the Prior Agreement will be terminated and, except for the Non-Compete Provisions, the Executive shall have no further rights under the Prior Agreement.

20. No Admission.  This Agreement is not to be taken or understood as an admission of liability or of any wrong doing by any persons or entities.

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of May 31, 2006.

BRISTOW GROUP INC.

By:
Name:
Title:

MICHAEL R. SULDO

EXHIBIT A

WAIVER AND RELEASE

In exchange for the consideration offered under the Retirement Agreement between me and Bristow Group Inc. (the “Company”), effective January 17, 2008 (the “Retirement Agreement”), I hereby waive all of my claims and release the Company, its affiliates and its subsidiaries and each of their respective directors, officers, managers, employees, agents, attorneys, and benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages, except as specifically reserved or excepted from this Waiver and Release.

I understand that signing this Waiver and Release is an important legal act.  I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release.  I further acknowledge that I was given 21 calendar days after the Retirement Date and after this Waiver and Release was furnished to me to consider whether to sign and return this Waiver and Release to the Company.

In exchange for the consideration offered to me by the Retirement Agreement, which I acknowledge provides consideration to which I would not otherwise have an undisputed right to receive, I agree not to sue or file any action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to (1) any rights of defense or indemnification which would be otherwise afforded to me under the Certificate of Incorporation, Bylaws or similar governing documents of the Company or its subsidiaries, (2) any rights of defense or indemnification which would be otherwise afforded to me under any director or officer liability or other insurance policy maintained by the Company or its subsidiaries, (3) any of my rights to accrued benefits under any Company benefit plan, (4) any rights under the Retirement Agreement, and (5) such rights or claims as may arise after the date this Waiver and Release is executed.  This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; and/or contract, tort, defamation, slander, wrongful termination or other claims or any other state or federal statutory or common law.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, I agree that such determination shall not affect the enforceability of other provisions of this Waiver and Release.

I acknowledge that this Waiver and Release and the Retirement Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede the Prior Agreement (as defined in the Retirement Agreement) and any other prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group.

I understand that for a period of seven (7) calendar days following my signing this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Retirement Agreement, in which case the Waiver and Release will not become effective.  In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Retirement Agreement.  I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release.

By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED this 17th day of January, 2008.

MICHAEL R. SULDO